Exhibit 8

March 30, 2007

Embraer-Empresa Brasileira de Aeronáutica S.A.
Av. Brig. Faria Lima, 2170
São José dos Campos, 12227-901
Brazil

Embraer Overseas Limited
Walkers House, 87 Mary Street
George Town, Grand Cayman KY1-9002
Cayman Islands

Registration Statement on Form F-4

Ladies and Gentlemen:

We are acting as special United States federal income tax counsel to Embraer Overseas Limited, a Cayman Island exempted limited liability company (“Overseas”), and Embraer-Empresa Brasileira de Aeronautica S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the preparation and filing by Overseas and the Company of a registration statement on Form F-4 (File Number 333-141629, (the “Registration Statement”) that will be filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2007 in respect of the exchange by Overseas of unregistered notes for exchange notes.

We hereby confirm that the discussion under the caption “Taxation—Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax considerations relevant to the exchange offer, and ownership and disposition of the notes by “U.S. Holders” (as such term is defined in such discussion in the Registration Statement).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

Shearman & Sterling LLP

LRB/END